INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT is made effective as of the 24th day of June, 2010, by and among Vaccinogen, Inc., a Delaware corporation (the “Company”); each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”; and the Key Holders (as defined below).

RECITALS

WHEREAS, the Company and the Investors are parties to the Stock Exchange Agreement of even date herewith (the “Purchase Agreement”) and the Company and Intracel are parties to the Asset Transfer Agreement of even date herewith (the “Asset Transfer Agreement”); and

WHEREAS, in order to induce the Company and the Investors to enter into the Purchase Agreement and the Asset Transfer Agreement, the Investors, the Key Holders, and the Company hereby agree that this Agreement shall govern certain rights of the Investors, the Company and the Key Holders as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.           Definitions. For purposes of this Agreement:

1.1           “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2           “Capital Stock” means (a) shares of Common Stock and Series B Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Series B Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of convertible securities (including Series B Preferred Stock and Series AA Preferred Stock) shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.3           “Common Stock” means shares of the Company’s common stock, par value $.0001 per share.

1.4           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

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1.5           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6           “Holder” means any holder of Series B Securities who is a party to this Agreement.

1.7           “Intracel” means Intracel Holdings Corporation, a Delaware corporation.

1.8           “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.9           “Key Holder” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Section 6.1 and any one of them, as the context may require.

1.10         “License Agreement” means that certain License Agreement made effective October 10, 2007 by and between the Intraceland the Company, as amended by the Amendment to License Agreement, of even date herewith.

1.11         “Liquidity Event” shall mean (i) an Qualified Public Offering, (ii) a “Deemed Liquidation Event” as such term is defined in the Company’s Certificate of Incorporation.

1.12         “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

1.13         “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.14         “Preferred Stock” means shares of the Series AA Preferred Stock and the Series B Preferred Stock.

1.15         “Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

1.16         “Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

1.17         “Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

1.18         “Qualified Public Offering” shall have the meaning given to such term in the Restated Certificate.

1.19         “Registration Rights Agreement” means that certain Registration Rights Agreement by and among the Company and the Investors of even date herewith.

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1.20         “Restated Certificate” means the Third Amended and Restated Certificate of Incorporation of the Company on file with the Secretary of State of the State of Delaware as of the date hereof.

1.21         “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2 hereof.

1.22         “SEC” means the Securities and Exchange Commission.

1.23          “SEC Rule 144” means Rule 144 promulgated by the SEC under the  Securities Act.

1.24         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.25         “Series B Securities” means (i) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock; and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; excluding in all cases, however, any securities (i) sold by a Person to the public either pursuant to a registration statement or Rule 144 or (ii) sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1.

1.26         “Series AA Preferred Stock” means shares of the Company’s Series AA Preferred Stock, par value $.0001 per share.

1.27         “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $.0001 per share.

1.29         “Shares” means any securities of the Company the holders of which are entitled to vote for members of the Company’s Board of Directors, including without limitation, all shares of Common Stock and Series B Preferred Stock by whatever name called, now owned or subsequently acquired by an Investor, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.30         “Transfer Stock” means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Series B Preferred Stock or Common Stock issued or issuable upon conversion of Series B Preferred Stock.

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2.           Restrictions on Transfer.

(a)          The Series B Preferred Stock and the Series B Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, unless (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement or (ii) the transferring Holder complies with the conditions specified in Section 2(c), which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Series B Preferred Stock and the Series B Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement and the Registration Rights Agreement. After its IPO, the Company will not require any bona fide third party transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

(b)          Each certificate or instrument representing (i) the Series B Preferred Stock, (ii) the Series B Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.

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(c)          The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities (1) to an Affiliate of such Holder for no consideration or (2) in the case of a Holder that is a natural person, to such persons’ spouse, child (natural or adopted), or any lineal descendant of such person (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Holder or any such family members, for no consideration and made for bona fide estate planning purposes, either during such persons lifetime or on death by will or intestacy; provided that each transferee agrees in writing to be subject to the terms of this Section 2 and provided that such distribution does not require the Company to have greater than two hundred and fifty (250) stockholders or require the Company to register pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(d)          The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder of Series B Securities if the Company has completed its IPO and the holder has obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the holder of such certificate is no longer subject to any restrictions hereunder.

(e)          Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

3.           Confidentiality. The Investors agrees to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any information obtained from the Company (including notice of the Company’s intention to file a registration statement) that the Company identifies as confidential, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3 by the Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of the Investor in the ordinary course of business, provided that the Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information and provided, further that any such Affiliate is not a competitor of the Company; or (iii) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

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4.           Stock Awards; Milestones; Additional Series B Stock.

4.1           Stock Awards.  Until the closing of a Qualified IPO, the Company will issue to the Investors in the same proportions provided for in the Purchase Agreement additional shares of Series B Preferred Stock in an amount necessary to cause the Investors to have been issued shares equal to twenty percent (20%) of the total outstanding equity ownership of the Company on a fully-diluted and as-converted basis; provided, however, for purposes of measuring such twenty percent (20%) ownership, any Series AA Preferred Stock issued as a Series AA PIK Dividend (as defined in the Restated Certificate) shall not be included as outstanding equity of the Company. This Section 4.1 shall terminate and be of no further force and effect upon the award of stock in accordance with Section 4.2 or 4.3 below.

4.2           Milestones. If the Company does not meet any one of the milestones listed below (the “Milestones”), the Company will issue shares of the Series B Preferred Stock to the Investors in the same proportions provided for in the Purchase Agreement in the amount necessary to cause the Investors to have been issued shares equal to fifty percent (50%) of the total outstanding equity ownership of the Company on a fully-diluted and as-converted basis (the “Milestone Dilution”), and each reference to “twenty percent (20%)” in Section 4.1 shall be automatically amended to read “fifty percent (50%)” (or any other Milestone Dilution that applies pursuant to Section 4.2(d)); provided, however, for purposes of measuring such fifty percent (50%) ownership or other ownership interest, any Series AA Preferred Stock issued as a Series AA PIK Dividend (as defined in the Restated Certificate) shall not be included as outstanding equity of the Company. The Milestones are as follows:

(a)           No later than the five (5) month anniversary of the date hereof, the Company shall recruit a Chief Executive Officer with senior executive-level experience in the biotechnology or pharmaceutical industry who is reasonably acceptable to Goldman Sachs or another financial adviser of national recognition (i.e., one of the “bulge bracket” firms);

(b)          No later than the six (6) month anniversary of the date hereof, enrollment and randomization of the first patient in a phase 3 clinical trial of OncoVax for stage II colon cancer;

(c)           No later than the six (6) month anniversary of the date hereof, receive Thirty-Five Million Dollars ($35,000,000) in bona fide equity financing (the “Milestone Financing”); and

(d)           No later than the fifteen (15) month anniversary of the date hereof, the Company shall achieve a Liquidity Event; provided, however, that if (i) Goldman Sachs or another investment bank of national recognition (i.e., one of the “bulge bracket” firms) provides a written statement that they believe that delaying an initial public offering of the Company’s stock past such fifteen (15) month anniversary is necessary because of market conditions, and (ii) none of the other Milestones have been missed by the Company, the Milestone Dilution shall be 30% (not 50%), and will increase by five percentage points each month thereafter, until it moves back to 50%.

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For the avoidance of doubt, in calculating the amount of funds received toward the Milestone Financing, any and all funds received in exchange for the Series AA Preferred Stock and any money committed and/or held in escrow to acquire the Series AA Preferred Stock shall be included towards the Milestone Financing amount; but any funds received to date in exchange for Common Stock of the Company or Series A Preferred Stock of the Company (which series has now all been converted to Common Stock of the Company), shall not be included when calculating the amount received toward such Milestone Financing amount.

4.3           Additional Series B Stock. Following the issuance of Series B Preferred Stock to the Investors pursuant to the Purchase Agreement, Company shall not issue any shares of Series B Preferred Stock that would increase the total number of outstanding shares of Series B Preferred Stock, except as provided in this Section 4 and except for any Series B PIK Dividend (as defined in the Restated Certificate) and as otherwise provided for in the Restated Certificate.

4.4           Additional Series AA Stock. Following the receipt by the Company of not more than Thirty-Five Million Dollars ($35,000,000) in consideration for Series AA Preferred Stock, the Company shall not issue any shares of Series AA Preferred Stock that would increase the total number of outstanding shares of Series AA Preferred Stock, except for any Series AA PIK Dividends (as defined in the Restated Certificate) and as otherwise provided in the Restated Certificate.

4.5           Termination. This Section 4 shall automatically terminate upon the earlier of (a) immediately prior to the consummation of a Qualified Public Offering and (b) the consummation of a Deemed Liquidation Event (as such term is defined in the Restated Certificate).

5.           Drag-Along Right.

5.1           Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as such term is defined in the Restated Certificate.

5.2           Actions to be Taken. In the event that (i) the holders of at least a majority of the shares of Common Stock then issued or issuable upon conversion of the shares of Series AA Preferred Stock and the Series B Preferred Stock (the “Selling Investors”) and (ii) the Board of Directors approve a Sale of the Company in writing, specifying that this Section 5 shall apply to such transaction, then the Investors hereby agree:

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(a)          if such transaction requires stockholder approval, with respect to all Shares that the Investors own or over which the Investors otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)          if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by the Investors as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 5.3 below, on the same terms and conditions as the Selling Investors;

(c)          to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provisions of this Section 5. including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)          not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)          to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f)          if the consideration to be paid in exchange for the Shares pursuant to this Section 5 includes any securities and due receipt thereof by any Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any Investor in lieu thereof, against surrender of the Shares which would have otherwise been sold by the Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which the Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

5.3         Exceptions. Notwithstanding the foregoing, the Investors will not be required to comply with Section 5.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

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(a)          the Investors shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(b)          liability shall be limited to the Investors’ applicable share (determined based on the respective proceeds payable to the Investor in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Investors but that in no event exceeds the amount of consideration otherwise payable to such Investor in connection with such Proposed Sale, except with respect to claims related to fraud by such Investor, the liability for which need not be limited as to such Investor;

(c)          upon the consummation of the Proposed Sale, each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock and if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option.

5.4         Restrictions on Sales of Control of the Company. No Investors or Key Holders shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Restated Certificate (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the Series B Preferred Stock elect otherwise by written notice given to the Company at least 10 days prior to the effective date of any such transaction or series of related transactions.

5.5         Termination. This Section 5 shall automatically terminate upon the earlier of (a) immediately prior to the consummation of a Qualified Public Offering and (b) the consummation of a Deemed Liquidation Event (as such term is defined in the Restated Certificate).

6.            Co-Sale Right and Exempt Transfers.

6.1         Co-Sale Right.

(a)          Exercise of Right. If any Transfer Stock subject to a Proposed Key Holder Transfer is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Section 6.1(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if an Investor wishes to sell Series B Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Series B Preferred Stock into Common Stock) (the “Right of Co-Sale”). Each Investor who desires to exercise its Right of Co-Sale must give the selling Key Holder(s) written notice to that effect within fifteen (15) days after receipt of the Proposed Transfer Notice and upon giving such notice such Investor shall be deemed to have effectively exercised the Right of Co-Sale.

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(b)          Shares Includable. Each Investor who timely exercises such Investor’s Right of Co-Sale by delivering the written notice provided for above in Section 6.1(a) may include in the Proposed Key Holder Transfer all or any part of such Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the Key Holders. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder(s) may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c)          Delivery of Certificates. Each Investor shall effect its participation in the Proposed Key Holder Transfer by delivering to the transferring Key Holder(s), no later than fifteen (15) days after such Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i)          the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; or

(ii)         the number of shares of Series B Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; provided, however, that if the Prospective Transferee objects to the delivery of Series B Preferred Stock in lieu of Common Stock, such Investor shall first convert the Series B Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d)          Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 6.1 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 6.1.

(e)          Deliveries. Each stock certificate an Investor delivers to the selling Key Holder(s) pursuant to Section 6.1(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder(s) shall concurrently therewith remit or direct payment to each Investor the portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. If any Prospective Transferee refuse(s) to purchase securities subject to the Right of Co-Sale from any Investor exercising its Right of Co-Sale hereunder, no Key Holder may sell any Transfer Stock to such Prospective Transferee unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

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(f)          Additional Compliance. If any Proposed Key Holder Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 6. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 6.2.

6.2         Exempt Transfer.

(a)           Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 6.1 shall not apply: (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, or (c) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members; provided that in the case of clause(s) (a) or (c), such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 6.

(b)          Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 6 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (b) pursuant to a Deemed Liquidation Event (as defined in the Restated Certificate).

(c)          Prohibited Transferees. Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

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6.3          Termination. This Section 6 shall automatically terminate upon the earlier of (a) immediately prior to the consummation of a Qualified Public Offering and (b) the consummation of a Deemed Liquidation Event (as such term is defined in the Restated Certificate).

7.           Miscellaneous.

7.1         Assignment of Rights.

(a)          The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)          Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investor, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)          The rights of the Investor hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except by an Investor to any Affiliate or to any permitted transferee of the Series B Preferred Stock and/or the Series B Securities, it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses shall be subject to and conditioned upon any such assignee’s delivery to the Company and the Investor of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)          Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

7.2         Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

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7.3           Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4           Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Bryson L. Cook, Venable LLP, 750 E. Pratt Street, Baltimore, Maryland 21202.

7.6           Amendments and Waivers. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.3 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders, and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Series B Preferred Stock held by the Investor(s) (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investor(s), the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders.

7.7           Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

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7.8           Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.9           Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.10         Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VACCINOGEN, INC.

By:	/s/ Michael G. Hanna, Jr.
Name:	Michael G. Hanna, Jr.
Title:	President and Chief Executive Officer

INVESTORS:

INTRACEL HOLDINGS CORPORATION

By:	/s/ Daniel Kane
Name:	Daniel Kane
Title:	Chairman of the Board of Directors

DANIEL FITZGERALD:

/s/ Daniel Fitzgerald
Name:	Daniel Fitzgerald

INTRACEL INVESTMENT LLC:

By:	/s/ Daniel Kane
Name:	Daniel Kane
Title:	Managing Member

DUBLIND PARTNERS:

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO SERIES B INVESTOR RIGHTS AGREEMENT]

K. SCHMIDT:

/s/ Kenneth M Schmidt
Name:

ALLIANCE EQUITIES:

By:	/s/
Name:
Title:

CHARLES LINDSAY:

/s/ Charles Lindsay
Name:	Charles Lindsay

CURTIS PARTNERSHIP

By:	/s/ Alan Curtis
Name:	Alan Curtis
Title:	Managing General Partner

CHARLES DUBROFF:

By:	/s/ Charles Dubroff
Name:	Charles Dubroff

3V SOURCEONE:

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO SERIES B INVESTOR RIGHTS AGREEMENT]

ALAN COHEN:

By:	/s/ Alan Cohen
Name:	Alan Cohen

DANIEL KANE

By:	/s/ Daniel Kane
Name:	Daniel Kane

ALBERT NASSI

By:	/s/ Albert Nassi
Name:	Albert Nassi

SQ VENTURES:

By:	/s/ David L. Seidenberg
Name:	David L. Seidenberg
Title	Managing Member

CHRIS HUBER:

By:	/s/ Chris Huber
Name:	Chris Huber

[SIGNATURE PAGE TO SERIES B INVESTOR RIGHTS AGREEMENT]

KEY HOLDERS:

Signature:	/s/ Michael G. Hanna, Jr.
Name:	Michael G. Hanna, Jr.

Signature:	/s/ John Nicolis
Name:	John Nicolis

Signature:	/s/ Andrew L. Tussing
Name:	Andrew L. Tussing

[SIGNATURE PAGE TO SERIES B INVESTOR RIGHTS AGREEMENT]

SCHEDULE A

Investors

Name, Address, Email and Fax

Intracel Holdings Corporation
550 Highland Street
Frederick, Maryland 21701
Attention: Daniel Kane
Fax: ____________________________________
Email: DKane@NassiGroup.com
Daniel Fitzgerald

Email:
Dublind Partners

Email:
[K. Schmidt]

Email:
Alliance Equities

Email:
Charles Linsay

Email:
Cutis Partnership

Email:
Charles Dubroff

Email:
3V Sourceone

Email:
Alan Cohen

Email:
Daniel Kane

Email:
Albert Nassi

Email:
SQ Ventures

Email:
Chris Huber

Email:

SCHEDULE B

Key Holders

Name	Address	E-Mail	Fax
Michael G. and Barbarra H. Hanna	39572 North Cotton Patch Hill Road Bethany Beach, DE 19930	mghannajr@vaccinogeninc.com	301 631 2970

John Nicolis	20 Lascelles Avenue Unit 1 Toorak Melbourne, Australia 3142	John.nicolis@optimaljapan.com	011 61 2 8239 3333

Andrew L. Tussing	10212 Little Brick House Ct. Ellicott City, MD 21042	atussing@vaccinogeninc.com	301 631 2970